THE LILLY DEFERRED COMPENSATION PLAN

                 (As Amended and Restated as of August 1, 1994)

Section 1.  Establishment of the Plan.

There is hereby established for the benefit of Participants an unfunded plan of voluntarily deferred compensation known as "The Lilly Deferred Compensation

Plan."



Section 2.  Definitions.

When used in the Plan, the following terms shall have the definitions set forth in this Section 2:

     2.1.  Base Salary.  The term "Base Salary" means the base salary to which a management employee is entitled for services rendered to the Company as a management employee.



     2.2.  Base Salary Year.  The term "Base Salary Year" means each calendar year in which Base Salary deferred under the Plan is earned by a

     Participant.



     2.3.  Beneficiary.  The term "Beneficiary" means the beneficiary or beneficiaries (including any contingent beneficiary or beneficiaries)

     designated pursuant to subsection 6.2 hereof.



     2.4.  Board of Directors.  The term "Board of Directors" means the Board of

     Directors of Eli Lilly and Company.



     2.5.  Bonus.  The term "Bonus" means the payment to which an Eligible

     Employee is entitled pursuant to the Contingent Compensation Plan, the

     Senior Executive Bonus Plan or the Lilly Executive Bonus Plan (the EVA

     Bonus Plan) of the Company or any other similar compensation plan as may from time to time be designated by the Committee.



     2.6.  Bonus Year.  The term "Bonus Year" means each calendar year in which a Bonus deferred under the Plan is earned by a Participant.



     2.7.  Committee.  The term "Committee" means the committee designated in subsection 9.1 hereof to administer the Plan.



     2.8.  Company.  The term "Company" means Eli Lilly and Company and its affiliates and subsidiaries.



     2.9.  Company Credit.  The term "Company Credit" means an amount computed and credited annually to Participants' accounts hereunder at a rate that is two percent (2%) above the rate that the Treasurer of Lilly determines was the prime rate of interest charged by Chemical Bank, New York, New York

     (the "Bank") on loans made on the immediately preceding December 15 or, if the Bank was closed on December 15, the last day preceding December 15 on which the Bank was open for business.



     2.10.  Disability.  The term "Disability" means a condition that the

     Committee determines (i) is attributable to sickness, injury, or disease and (ii) renders a Participant incapable of engaging in any activity for remuneration or profit commensurate with the Participant's education,

     experience, and training.



     2.11.  Eligible Employee.  The term "Eligible Employee" means a management employee of the Company who is designated by the Committee as eligible to defer a Bonus earned in the following year.



     2.12.  Lilly.  The term "Lilly" means Eli Lilly and Company.



     2.13.  Participant.  The term "Participant" means an Eligible Employee who has elected to defer all or part of a Bonus pursuant to the Plan in accordance with Section 3.1 hereof or an SEC Executive Officer who has elected to defer all or part of Base Salary pursuant to the Plan in accordance with Section 3.2 hereof.



     2.14.  Plan.  The term "Plan" means "The Lilly Deferred Compensation Plan"

     as set forth herein and as it may be amended from time to time.



     2.15.  Retirement.  The term "Retirement" means the first day of the month next following the Participant's last day of work for the Company, but only if such first day of the month occurs on or after the first to occur of (i)

     the day on which the Participant attains age 65 or (ii) the day on which the Participant is eligible to commence receiving a monthly retirement benefit under a funded, defined benefit retirement plan maintained by the

     Company and covering the Participant.



     2.16.  SEC Executive Officers.  The term "SEC Executive Officers" shall mean those officers and employees from time to time designated as Executive

     Officers for purposes of the proxy statement and Form 10-K.



Section 3.  Participation.

     3.1.  Bonuses.  Prior to the beginning of each Bonus Year, the Committee shall select those Eligible Employees who may elect to defer Bonuses pursuant to the Plan.  Upon selection by the Committee and before the beginning of the applicable Bonus Year, an Eligible Employee may defer the receipt of a Bonus pursuant to the Plan by filing a written election with the Committee, in a form satisfactory to the Committee, that



           (i)  defers payment of a designated amount (of One Thousand Dollars

           ($1,000) or more) or percentage of the Bonus, if any, to be earned in the Bonus Year, and



           (ii)  specifies the payment option selected by the Participant pursuant to subsection 6.1 hereof.



     The amount deferred may not exceed the amount of the Bonus.  Except as provided in subsections 6.1 and 6.3 hereof, any election made pursuant to this Section 3 (including any election made pursuant to paragraphs (i) and

     (ii), above) with respect to a Bonus Year shall be irrevocable when made.



     Selection of an Eligible Employee for deferral of a Bonus during one year does not confer upon the Eligible Employee a right to defer Bonuses for subsequent years.  The Eligible Employees who shall be permitted to defer

     Bonuses pursuant to the Plan shall be selected annually by the Committee.

     If an Eligible Employee is also an SEC Executive Officer as of the beginning of the Bonus Year, the Eligible Employee may also defer the receipt of Base Salary as provided in Section 3.2.



     3.2.  Base Salary.  Subject to the right of the Committee to limit deferrals described below, prior to the beginning of each Compensation

     Year, an SEC Executive Officer may defer the receipt of up to one hundred percent (100%) of Base Salary pursuant to the Plan by filing a written election with the Committee, in a form satisfactory to the Committee, that



           (i)  defers payment of a designated amount of One Thousand

           Dollars ($1,000) or more or a percentage of Base Salary, and



           (ii)  specifies the payment option selected by the Participant pursuant to subsection 6.1 hereof.



     The amount deferred may not exceed the amount of Base Salary.  Except as provided in subsections 6.1 and 6.3 hereof, any election made pursuant to this Section 3 (including any election made pursuant to paragraphs (i) and

     (ii), above) with respect to a Bonus Year shall be irrevocable when made and shall not be affected by the Participant's ceasing to be an SEC

     Executive Officer after the beginning of the Bonus Year.



     The Committee reserves the right to limit the amount of deferrals of Base

     Salary to assure that the Company has sufficient funds to cover taxes,

     benefit payments, and other necessary and appropriate deductions.



Section 4.  Individual Account.

The Treasurer of Lilly shall maintain an account in the name of each

Participant.  In the year following the Bonus Year or Base Salary Year, each

Participant's account shall be credited, as of the first day of the month in which Bonuses or Base Salary are paid, with the amount that the Participant has elected to defer hereunder.  Each Participant shall be given an annual statement, as of December 31 of each year, showing for each year (i) the amount of Bonuses or Base Salary deferred and (ii) the amount of the Company Credit to the Participant's account.



Section 5.  Accrual of Company Credit.

The Treasurer of Lilly shall determine the applicable annual rate of Company

Credit on or before December 31 of each calendar year.  This rate shall be effective for the following calendar year.  The Company Credit shall accrue monthly, at one-twelfth of the applicable annual rate, on all amounts credited to the Participant's account, including the Company Credits for prior years.

The Company Credit shall not accrue on any amount distributed to the Participant

(or to the Participant's Beneficiary) during the month for which the accrual is determined, except where an amount is distributed to a Beneficiary in the month of the Participant's death.  The Company Credit for each year shall be credited to each Participant's  account as of December 31 of that year and shall be compounded annually.



Section 6.  Payment.

     6.1.  Payment Options. The Participant shall select a payment election from the payment options described below.  A Participant may elect that his final payment election control over all prior payment elections.  The payment option selected by a Participant shall provide for payment to the

     Participant of the amount credited to the Participant's account in

           (i)  a lump sum in January of the second calendar year following the calendar year in which the Participant's employment terminates by reason of Retirement or Disability; or



           (ii)  annual installments over a period of two to ten years commencing in January of the second calendar year following the calendar year in which the Participant's employment terminates by reason of Retirement or Disability;



     provided, that in no event shall a lump sum be paid or installment payments begin under any payment option before the first January that begins after any Bonus that has been deferred under the payment option has been determined.  The Company shall pay the aggregate amounts deferred, together with a proportionate part of the aggregate Company Credit accrued to the date (or dates) of payment, in the manner and on the date(s) specified by the Participant.  If a payment option described in paragraph (i), above,

     has been elected, the amount of the lump sum shall be equal to the amount credited to the Participant's account as of the December 31 next preceding the date of the payment.  If the payment option described in paragraph

     (ii), above, has been elected, the amount of each installment shall be equal to the amount credited to the Participant's account as of the

     December 31 next preceding the date of the installment payment divided by the number of installment payments that have not yet been made.  If the

     Participant fails to elect a payment option, the amount credited to the

     Participant's account shall be distributed in a lump sum in accordance with the payment option described in paragraph (i), above.  If the amount credited to the Participant's account is less than $25,00 at any time following the year in which the Participant's employment terminates by reason of Retirement of Disability, the Committee, in its sole discretion,

     may pay out the amount credited to the Participant's account in a lump sum.



     6.2.  Payment upon Death.  Within a reasonable period of time following the death of a Participant, the balance in the Participant's account shall be paid in a lump sum to the Participant's Beneficiary.  For purposes of this subsection 6.2, the balance in the Participant's account shall be determined as of the date of payment.  A Participant may designate the

     Beneficiary, in writing, in a form acceptable to the Committee, and filed with the Committee before the Participant's death.  A Participant may,

     before the Participant's death, revoke a prior designation of Beneficiary and may also designate a new Beneficiary without the consent of the previously designated Beneficiary, provided that such revocation and new designation (if any) are in writing, in a form acceptable to the Committee,

     and filed with the Committee before the Participant's death.  If the

     Participant does not designate a Beneficiary, or if no designated

     Beneficiary survives the Participant, any amount not distributed to the

     Participant during the Participant's life shall be paid to the

     Participant's estate in a lump sum in accordance with this subsection 6.2.



     6.3.  Resignation or Dismissal.  Within a reasonable time following termination of a Participant's employment by resignation or dismissal, the balance in the Participant's account shall be paid in a lump sum to the

     Participant.  For purposes of this subsection 6.3, the balance in the

     Participant's account shall be determined as of a date determined by the

     Committee in its sole discretion.



     6.4.  Payment on Unforeseeable Emergency.  The Administrator may, in its

     sole discretion, direct payment to a Participant of all or of any portion of the Participant's Account balance, notwithstanding an election under

     Section 6.1. above, at any time that it determines that such Participant has an unforeseeable emergency and then only to the extent reasonably necessary to meet the emergency.  For purposes of this rule, "unforeseeable emergency" means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved --



           (i)  Through reimbursement or compensation by insurance or otherwise,



           (ii)  By liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or



           (iii)  By cessation of deferrals under the Plan.



     Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant's child to college or the desire to purchase a home.



     6.5.  Cash Payments.  All payments under the Plan shall be made in cash.



Section 7.  Prohibition Against Transfer.

The right of a Participant to receive payments under the Plan may not be transferred except by will or applicable laws of descent and distribution. A

Participant may not assign, sell, pledge, or otherwise transfer any amount to which he is entitled hereunder prior to transfer or payment thereof to the

Participant.



Section 8.  Participant's Rights Unsecured.

The Plan is unfunded.  The right of any Participant to receive payments under the Plan shall be an unsecured claim against the general assets of the Company.



Section 9.  Administration.

     9.1.  Committee.  The Plan shall be administered by the Compensation and

     Management Development Committee of the Board of Directors, the members of which shall be selected by the Board of Directors from among its members.

     No member of the Committee may be a salaried employee of the Company.



     9.2.  Powers of the Committee.  The Committee's powers shall include, but not be limited to, the power



           (i)  to select Eligible Employees for participation in the Plan,



           (ii)  to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan, including,

           without limitation, the right to remedy possible ambiguities,

           inconsistencies, or omissions by a general rule or particular decision,



           (iii)  to adopt rules consistent with the Plan, and



           (iv)  to limit the deferrals of SEC Executive Officers to assure that the Company has sufficient funds to cover taxes, benefit payments, and other necessary or appropriate deductions.



     9.3.  Finality of Committee Determinations.  Determinations by the

     Committee and any interpretation, rule, or decision adopted by the

     Committee under the Plan or in carrying out or administering the Plan shall be final and binding for all purposes and upon all interested persons,

     their heirs, and personal representatives.



     9.4.  Claims Procedures.  Any person making a claim for benefits hereunder shall submit the claim in writing to the Committee.  If the Committee denies the claim in whole or in part, it shall issue to the claimant a written notice explaining the reason for the denial and identifying any additional information or documentation that might enable the claimant to perfect the claim.  The claimant may, within 60 days of receiving a written notice of denial, submit a written request for reconsideration to the

     Committee, together with a written explanation of the basis of the request.

     The Committee shall consider any such request and shall provide the claimant with a written decision together with a written explanation thereof.  All interpretations, determinations, and decisions of the committee in respect of any claim shall be final and conclusive.



     9.5.  Withholding.  The Company shall have the right to deduct from all payments hereunder any taxes required by law to be withheld from such payments.  The recipients of such payments shall bear all taxes on amounts paid under the Plan to the extent that no taxes are withheld thereon,

     irrespective of whether withholding is required.



     9.6.  Incapacity.  If the Committee determines that any person entitled to benefits under the Plan is unable to care for his or her affairs because of illness or accident, any payment due (unless a duly qualified guardian or other legal representative has been appointed) may be paid for the benefit of such person to such person's spouse, parent, brother, sister, or other party deemed by the Committee to have incurred expenses for such person.



     9.7.  Inability to Locate.  If the Committee is unable to locate a person to whom a payment is due under the Plan for a period of twelve (12) months,

     commencing with the first day of the month as of which the payment becomes payable, the total amount payable to such person shall be forfeited.



     9.8.  Legal Holidays.  If any day on (or on or before) which action under the Plan must be taken falls on a Saturday, Sunday, or legal holiday, such action may be taken on (or on or before) the next succeeding day that is not a Saturday, Sunday, or legal holiday; provided, that this subsection

     9.8 shall not permit any action that must be taken in one calendar year to be taken in any subsequent calendar year.



Section 10.  No Employment Rights.

No provision of the Plan or any action taken hereunder by the Company, the Board of Directors, or the Committee shall give any person any right to be retained in the employ of the Company, and the right and power of the Company to dismiss or discharge any Participant is specifically reserved.



Section 11.  Amendment, Suspension, and Termination.

The Board of Directors shall have the right to amend, suspend, or terminate the

Plan at any time.  The Committee shall also have the right to amend the Plan,

except for subsection 9.1 hereof and this Section 11.



Section 12.  Applicable Law.

The Plan shall be governed by, and construed in accordance with, the laws of the

State of Indiana, except to the extent that such laws are preempted by Federal law.



Section 13.  Effective Date.

This amendment and restatement of the Plan is effective as of August 1, 1994.

Nothing herein shall invalidate or adversely affect any previous election,

designation, deferral, or accrual in accordance with the terms of the Plan that were then in effect.